Exhibit 10.2

March 28, 2010

STRICTLY CONFIDENTIAL

Mr. Robert J. Adamson

Chairman & Chief Executive Officer

Medical Staffing Network Holdings Inc.

901 Yamato Road Suite 110

Boca Raton, FL 33431

Dear Mr. Adamson:

Re: Medical Staffing Network Holdings Inc. (the “Company” or “MSN”)

This letter agreement (“Agreement”) confirms that Medical Staffing Network Holding Inc. and its subsidiaries (eleven directly or indirectly wholly-owned subsidiaries) have engaged Loughlin Meghji + Company (“LM+Co”) to provide Mohsin Y. Meghji as Chief Restructuring Officer (“CRO”), effective March 27, 2010, and to provide the additional services described in more detail below (together, the “Services”).

LM+Co Services and Responsibilities

Services to be provided

In connection with the responsibilities, the CRO shall:

1.	Report directly to the Board of Directors (or a Committee of the Board, if appropriate), and shall perform such other services during the restructuring process as requested or directed by the Board (or such other Committee).

2.	Perform a financial review of the Company, including but not limited to a review and assessment of the financial information that has been, and will be provided to the Company’s creditors, including without limitation, its short and long term projected cash flows.

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

3.	Be responsible for preparing a restructuring proposal, and such other related information as may be required in connection with negotiations by the Company (all of the above subject to ultimate Board approval).

4.	Review, in conjunction with Management and the Company’s other advisors, an analysis of potential restructuring plans and strategic alternatives to maximize the enterprise value of MSN. The CRO will be responsible for presenting this to the Board, and with the Board’s approval, to the Company’s creditor constituents.

5.	Serve as the Company’s principal contact with its creditors (and their financial advisors) with respect to the Company’s financial and operational matters. In this regard, the CRO will be authorized to regularly meet with the Company’s lenders (and their business representatives and financial advisors) and keep them reasonably informed of the Company’s financial performance and any other significant developments.

6.	Be responsible, in conjunction with Management, for the “working group” of professionals retained by the Company or the Board to assist the Company in its restructuring process or who are/may be working with the Company’s various stakeholders to ensure that their efforts are coordinated and that their individual work product is consistent with the Company’s overall restructuring objectives.

7.	Review the Company’s already implemented cost reduction programs and operational improvement initiatives and provide guidance as to whether there are additional cost reductions or improvement initiatives that should be considered.

8.	Any other services, as reasonably required by the Board of Directors.

In performing his duties, the CRO shall consult with and obtain input from the appropriate members of senior management of the Company. The acts of the CRO shall be subject to the direction, review, and authority of the Board (or any Committee thereof).

Employment by LM+Co

The CRO and any additional LM+Co personnel will continue to be employed by LM+Co and while rendering services to the Company will continue to work with other personnel at LM+Co in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Company, however, the CRO and any Additional LM+Co Personnel shall operate under the direction of the Board and LM+Co shall have no liability to the Company for any acts or omission of such persons other than caused by their gross negligence or willful

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

misconduct. LM+Co acknowledges and agrees that its CRO is and will be an officer of MSN (and its affiliates) and that the CRO and other LM+Co personnel will be a party to attorney–client privileged information and other strategic information subject of and protected by the work product protection doctrine of MSN’s counsel and other advisors. LM+Co further acknowledges and agrees that it may not disclose any attorney-client privileged information or information subject of and protected by the work product protection doctrine without express written authorization from MSN or its counsel.

Deliverables

Materials prepared in connection with our engagement hereunder (“Deliverables”) may contain factual data, the interpretation of which may change over the project term as more information or better understanding becomes available. The parties understand and acknowledge that LM+Co will not have an obligation to update the Deliverables, after the termination of this Agreement, as part of its Services hereunder in the event of such a change. LM+Co will consult with counsel to MSN regarding the dissemination of the Deliverables to third parties prior to any such dissemination in order to protect all applicable attorney-client privileges and the work product protection doctrine.

Limitations on Services

LM+Co’s Services are limited to those specifically noted in this Agreement and do not include accounting, tax-related assistance or advisory services, except as specifically described herein. LM+Co shall not express any professional opinions on financial statements or perform attest procedures with respect to other information in conjunction with this engagement. LM+Co’s Services are not designed, nor should they be relied upon, to disclose weaknesses in internal controls, financial statement errors, irregularities or illegal acts. The accuracy and completeness of such information submitted by the Company to LM+Co for analysis, on which LM+Co relies and which will form the basis of LM+Co’s conclusions, are the responsibility of the Company.

LM+Co’s Services hereunder do not include preparing, auditing or otherwise attesting in any way (including without limitation, the accuracy, achievability, reliability, relevance, usefulness or other appropriateness) to the Company’s financial projections, and the Company has not engaged LM+Co for that purpose. The parties acknowledge that the Company will remain at all times solely responsible for its financial projections (including preparation thereof), developing underlying assumptions and providing any disclosure related thereto. To the extent that, during the performance of Services hereunder, LM+Co is required to consider the Company’s financial projections, the parties acknowledge that LM+Co’s procedures with respect to such projections do not constitute an examination in accordance with procedures established by the American Institute of Certified Public Accountants and do not and are not intended to provide any assurance on any aspect of such projections, including, without limitation, the reasonableness of the assumptions underlying such projections, nor do they provide assurance that LM+Co might not become aware of significant matters affecting the reasonableness of the projections that might be disclosed by more extensive procedures. There will usually be differences between projected and actual results, and those differences may be material. The parties understand and agree that LM+Co will have no responsibility or liability relating to any such differences.

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

Fees and Expenses

LM+Co understands that all amounts payable under this Agreement will be paid directly by the Company.

1.	Retainer: In connection with the execution of this Agreement, LM+Co is to receive a $225,000 retainer (the “Retainer”). The Retainer is not intended to represent an estimate of the total fees and expenses to be paid to LM+Co during the course of the engagement. Rather, except as set forth below, LM+Co shall hold the Retainer until the conclusion of the engagement, at which time the final billing shall be applied against it, with any excess being returned to the Company.

2.	Compensation for Restructuring Services:

a.	Monthly Fee for Restructuring Services: As compensation for providing the Services hereunder, LM+Co shall be entitled to non-refundable professional fees of $150,000 per month (the “Monthly Base Fee”) effective upon execution of the agreement.

The Monthly Base Fee for Restructuring Service includes time incurred by the CRO, and one Director from the LM+Co team, who will be based at the Company on a substantially full time basis.

In addition to the Monthly Base Fee, any time incurred by additional personnel will be billed at LM+Co’s standard hourly rates (the “Additional Personnel Hourly Fees”). Additional personnel will be added only with the prior consent of the Company.

Principal	$750
Managing Director	$625
Director	$525
Vice President	$450
Senior Associate	$375
Associate	$325
Analyst	$275

At the end of each month, LM+Co shall furnish to the Company copies of an invoice for the Monthly Base Fee in respect of that month. The Monthly Base Fee may be adjusted from time to time by mutual agreement between the Company and LM+Co. The Monthly Base Fee will be billed and immediately payable monthly on the last day of each month by check or wire transfer.

The Additional Personnel Hourly Fees shall be billed payable and immediately payable, by check or wire transfer, on a weekly basis each Friday for the prior week.

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

b.	Additional Fee for Restructuring Services: As further compensation, the Company also agrees to pay LM+Co an additional fee (the “Additional Fee”) of $500,000 to be awarded and paid upon the earlier to occur of: (a) an out of Court debt restructuring or the consummation of a plan of reorganization under Chapter 11 proceedings; or (b) the consummation of the sale of all or a substantial portion of the assets of the Company through one transaction or a series of transactions (and in the event of a series of transactions, the Additional Fee will be payable as of the consummation of the final transaction in such series).

3.	Out-of-Pocket Expenses: Reasonable out-of-pocket expenses (the “Out-of-Pocket Expenses”) shall be payable, by check or wire transfer, not later than the fifth business day after LM+Co has furnished to the Company copies of an invoice for reimbursement thereof. It is our intention to submit invoices for reimbursement of out-of-pocket expenses monthly.

Invoices for which payment is not received within 3 days of the invoice date shall be deemed “past due” and shall be set off against the Retainer to satisfy payment. LM+Co reserves the right to suspend further Services, until payment is received on past due invoices and/or the Retainer is restored. In the event that LM+Co so suspends its Services, LM+Co shall not be responsible or liable for any resulting loss, damage or expense due to such suspension.

Conflicts

LM+Co has performed an internal search for any potential conflicts of interest based on its understanding of the various parties involved in this matter, and such search has not revealed any relationships that it believes would conflict with its engagement hereunder. The Company, however, is aware of LM+Co’s business relationships with MSN’s lenders on matters unrelated to the Company, and the Company acknowledges that such current relationships do not pose a conflict in relation to LM+Co’s retention for this matter.

Should any potential conflict pertaining to LM+Co’s engagement hereunder come to the attention of any party hereto, such party shall immediately advise the others. Nothing contained herein should be construed to be a waiver of any potential conflict pertaining to LM+Co that may come to the attention of any party hereto. LM+Co reserves the right to terminate this engagement at any time, if a conflict of interest arises or becomes known to it that, in its judgment, would impair its ability to perform the Services objectively.

Without the express prior written consent of the Company, LM+Co agrees that it shall not undertake nor perform any services for any third party (including lenders or their advisors) in connection with any transaction/discussion/negotiation related to the Company.

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

Confidentiality

LM+Co agrees to keep confidential all information obtained from the Company, pursuant to the terms of the confidentiality agreement dated March 26, 2010 between LM+Co and the Company (the “Confidentiality Agreement”).

The Company acknowledges that all Information (written or oral) generated by LM+Co in connection with their engagement is intended solely for the benefit and use of the Company (limited to its Board and other management) in considering the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to LM+Co at any time in any manner or for any purpose other than accomplishing the Services referred to herein, without LM+Co’s prior approval (which shall not be unreasonably withheld), except as required by law.

Termination of Engagement

Both the Company and LM+Co shall have the right to terminate LM+Co’s Services upon ten (10) days’ prior written notice to the other. Upon such termination, the Company shall remain obligated to pay LM+Co: (i) any unpaid Monthly Base Fee and Additional Personnel Hourly Fee due as of the termination, (ii) any current Monthly Base Fee and Additional Personnel Hourly Fee pro-rated to the effective date of the termination, and (iii) all Out-of-Pocket expenses hereunder incurred on or before the effective date of such termination. In addition, the Indemnification and Statement of Limitation provisions contained in Annex A hereto as well as the Confidentiality Agreement, shall survive any such termination and are incorporated herein by reference and made a part of this Agreement.

If the Company terminates this engagement without Cause or if LM+Co terminates this engagement for Good Reason, LM+Co shall be entitled to receive the Additional Fee for Restructuring Services provided one of the qualifying conditions has occurred within 12 months of LM+Co’s termination.

Miscellaneous

LM+Co acknowledges that MSN and its subsidiaries may be seeking relief under U.S. bankruptcy laws. Should the Company and/or its subsidiaries become a debtor under any applicable provision of the Code, then the Company and/or its subsidiaries has an affirmative duty to promptly seek to have LM+Co’s retention approved pursuant to U.S.C. Section 363. Under the terms of this Agreement to the extent permitted by applicable law, rule or regulation, LM+Co shall have no obligation to provide any services under this Agreement in the event that the Company and/or its subsidiaries should become a debtor under any applicable reorganization law unless LM+Co’s retention under the terms of this Agreement is approved on terms and conditions satisfactory to LM+Co by a final order of the appropriate court and an acceptable carve out for the payment of the Success Fee from the Company’s secured creditors.

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

Complete Agreement; Amendments; Governing Law; Sole Benefit

This Agreement (including the Annex) and the Confidentiality Agreement between the parties hereto dated effective as of March 26, 2010: (a) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other communications, understandings or agreements (both written and oral) among the parties with respect to the subject matter hereof, and (b) may be modified, amended or supplemented only by written agreement among all the parties hereto.

This Agreement and all controversies arising from or related to performance hereunder shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts to be executed and performed within such state. The parties hereby submit to the jurisdiction of and venue in the federal and state courts located in Palm Beach County, Florida and waive any right to trial by jury in connection with any dispute related to this Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

Please confirm the foregoing is in accordance with your understanding by signing and returning a copy of this Agreement, whereupon it shall become binding and enforceable in accordance with its terms.

Very truly yours,

Loughlin Meghji + Company

By	/s/ Patrick J. Fodale, Managing Director, For Mohsin Y. Meghji	Date	March 31, 2010
Mohsin Y. Meghji

Accepted and agreed to as of the date first above written:

Medical Staffing Network Holdings Inc. and its subsidiaries.

By	/s/ Robert J. Adamson	Date	March 31, 2010
Robert J. Adamson Chairman & Chief Executive Officer

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

ANNEX A

INDEMNIFICATION and STATEMENT OF LIMITATIONS

As LM+Co is performing the Services for the benefit of the Company, the Company shall indemnify the Chief Restructuring Officer, LM+Co and its affiliates (including past, present or future partners, principals and personnel of each of them) (collectively called the “Indemnified Persons”) against all costs, fees, expenses, damages, and liabilities (including defense costs) associated with any third party claim relating to or arising as a result of the Services (“Losses”), the Company’s use or disclosure of the Deliverables, or this Agreement. This provision is intended to apply regardless of the nature of any claim (including contract, statute, any form of negligence, whether of the Company, LM+Co, or others, tort, strict liability or otherwise), except to the extent such Losses are determined to be the result of LM+Co’s bad faith, gross negligence or willful misconduct.

The Company shall not, without LM+Co’s prior written consent (which will not be unreasonably withheld), settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could reasonably be sought hereunder (whether or not LM+Co or any other Indemnified Person is an actual or potential party to such claim, action, or proceeding), if such settlement, compromise, or consent does not include an unconditional release of each Indemnified Person from all liability arising out of such claim, action, or proceeding. The Company shall not be liable hereunder to any Indemnified Person for any amount paid or payable in the settlement of any action, proceeding or investigation entered into without its written consent.

Upon receipt by an Indemnified Person of actual notice of a proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company with respect thereto. In addition, an Indemnified Person shall promptly notify the Company after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person in respect of which indemnity may be sought hereunder. In any event, failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure.

To the extent it wishes, the Company shall be entitled to participate, as well as assume, the defense of any action that is the subject of the proceeding in respect of which indemnity may be sought with counsel reasonably satisfactory to the Indemnified Person, and, if it elects to do so, the Company shall be thereafter relieved of any further obligation for the payment of the fees and expenses of the Indemnified Person’s counsel, provided, however, that the Indemnified Person shall be entitled to continued separate counsel at such Indemnified Person’s own expense.

In the event that any LM+Co personnel are requested or required to appear as a witness in connection with any action, claim or proceeding for which indemnification is available hereunder, to the extent

Mr. Robert J. Adamson

Medical Staffing Network Holdings Inc.

March 28, 2010

permitted by law, the Company shall reimburse LM+Co for all reasonable out-of-pocket expenses incurred by it in connection with such personnel appearing and preparing to appear as a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel, and to compensate LM+Co in an amount to be mutually agreed upon per person per day for each day that such personnel is involved in preparation, discovery proceedings or testimony pertaining to such action, claim or proceeding.

LM+Co’s total aggregate liability to the Company relating to this Agreement shall in no event exceed the fees LM+Co receives hereunder for the portion of the work giving rise to liability, except for liability for bad faith, gross negligence or willful misconduct, which will not be so limited. In no event shall LM+Co have any responsibility for any special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). This paragraph shall apply regardless of the nature of any claim(s) (including contract, statute, any form of negligence, tort, strict liability or otherwise), regardless of any failure of the essential purpose of any remedy and whether or not LM+Co was advised of the possibility of the damage or loss asserted, but shall not apply to the extent finally determined to be prohibited by applicable law.

The Indemnification and Limitation of Liability provisions contained in this Annex A shall survive the termination or expiration of this Agreement for any reason.

Accepted and agreed to as of the date first above written:

Medical Staffing Network Holdings Inc. and its subsidiaries.

By	/s/ Robert J. Adamson	Date	March 31, 2010
Robert J. Adamson Chairman & Chief Executive Officer